Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Banco Santander, S.A. of our report dated March 6, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Banco Santander, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain,

May 14, 2020